Exhibit 99.2

FOR IMMEDIATE RELEASE

ESMAIL ZIRAKPARVAR RECEIVES IOWA STATE UNIVERSITY DISTINGUISHED ALUMNI AWARD

Newport Beach, CA – April 22, 2013 – American Vanguard Corporation (NYSE:AVD) today announced that a member of its Board of Directors, Esmail Zirakparvar has received the Distinguished Alumni Award from his alma mater, Iowa State University. This award is the highest honor given to alumni by Iowa State’s Alumni Association and has been presented annually since 1961 to individuals who are nationally and/or internationally recognized for preeminent contributions to their professions or life’s work.

Mr. Zirakparvar has left a visible mark on the agrichemical industry since beginning his career in agribusiness and plant biotechnology at Iowa State in 1975 when he arrived from Iran to begin graduate studies. He trained in the field of nematology, earning both a master’s and a Ph.D. in plant pathology, and his research discovered the first known presence of soybean cyst nematode in Iowa.

Mr. Zirakparvar went on to manage agribusinesses for Union Carbide, Rhone-Poulenc Agro, Aventis CropScience, and Bayer CropScience. As board member and COO of Bayer CropScience, Mr. Zirakparvar played a key role in the formation of the company following the merger of the agricultural businesses of Aventis and Bayer in 2004. Under his leadership, Bayer CropScience grew to become one of the world’s leading innovative companies in the area of crop protection, non-agricultural pest control, and seed and plant biotechnology. After retiring in 2006, he has been part of Precision BioScience’s advisory board since 2007, and in 2010 he joined American Vanguard Corporation as a member of its Board of Directors.

Eric Wintemute, Chairman & Chief Executive Officer of American Vanguard commented: “Esmail has been a very valuable addition to our Board over the past several years. His tremendous international experience allows him to contribute significantly to our analysis of global agribusiness opportunities. His insights into the technological aspects of agriculture and pest control have aided us in strategic and acquisition decision-making. We are delighted to see him receive this well-deserved honor for his great contributions to our Industry’s efforts to feed a growing and hungry global population.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. All forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. Any forward-looking statements in this release represent the Company’s best judgment as of the date of this release.

Contact Information:

American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com